                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                  THE TORO COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
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
      [LOGO]

                    THE TORO COMPANY
                    8111 LYNDALE AVENUE SOUTH, BLOOMINGTON, MINNESOTA 55420-1196 TELEPHONE 612/888-8801

KENDRICK B. MELROSE
CHAIRMAN AND CEO

February 5, 1999

To Our Fellow Stockholders:

You are cordially invited to join us for the Toro Annual Meeting of Stockholders to be held on Wednesday, March 24, 1999 at the corporate offices of The Toro Company. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are presented in the Notice of Annual Meeting and Proxy Statement that follow.

In addition to Annual Meeting formalities, we will report to stockholders generally on the business of the Company, and will be pleased to answer stockholders' questions relating to the Company. Refreshments will be served after the meeting.

We hope you plan to attend the Annual Meeting. However, if you will not be able to join us, we urge you to exercise your right to vote by signing, dating and returning the enclosed proxy card.

On behalf of your Toro Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

           [SIG]

Kendrick B. Melrose

        IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE THE COMPANY
                    THE EXPENSE OF ADDITIONAL SOLICITATION.

                                     [LOGO]

                            NOTICE OF ANNUAL MEETING

    The Toro Company 1999 Annual Meeting of Stockholders will be held on Wednesday, March 24, 1999 at 3:00 p.m. C.S.T. at Toro's corporate offices at 8111 Lyndale Avenue South, Bloomington, Minnesota, for the following purposes:

1.  To elect three directors, each to serve for a term of three years;

2.  To approve amendments to The Toro Company Annual Management Incentive Plan
    II;

3.  To approve The Toro Company Performance Share Plan;

4. To approve the selection of auditors for the Company for Fiscal 1999 (the fiscal year ending October 31, 1999); and

5. To transact any other business properly brought before the Annual Meeting or any adjournment of the meeting.

    Stockholders of record at the close of business on January 25, 1999 (the "Record Date") will be entitled to vote at the meeting.

    A stockholder list will be available at the Company's corporate offices beginning March 10, 1999 during normal business hours, for examination by any stockholder registered on the Company's Stock Ledger as of the Record Date, for any purpose germane to the Annual Meeting.

    Since a majority of the outstanding shares of the Company's Common Stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

February 5, 1999

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                        [SIG]

                                                   J. LAWRENCE MCINTYRE
                                          Vice President, Secretary and General
                                                         Counsel

                                THE TORO COMPANY
                           8111 LYNDALE AVENUE SOUTH
                           BLOOMINGTON, MN 55420-1196
                                PROXY STATEMENT

    The Toro Company Board of Directors is soliciting your proxy for use at the 1999 Annual Meeting of Stockholders on Wednesday, March 24, 1999. This Notice, Proxy Statement and enclosed form of proxy will be mailed to stockholders beginning February 5, 1999.

                                     VOTING

    Each share of Toro Common Stock you own entitles you to one vote. You may vote your shares in person by attending the Annual Meeting or you may vote by proxy. If you vote by proxy, you must sign, date and return the enclosed proxy card in the envelope provided.

    DIVIDEND REINVESTMENT PLAN SHARES. If you are a participant in the Company's Dividend Reinvestment Plan, the number shown on the enclosed proxy card represents shares held for your account in that plan.

    EMPLOYEE BENEFIT PLAN SHARES. If you are a participant in a Company employee benefit plan that allows participant-directed voting of Common Stock held in the plan, the number shown on the enclosed proxy card represents shares you hold in each plan, as well as shares you own of record, if any. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.

QUORUM AND VOTE REQUIREMENTS

    On January 25, 1999, the Company had 12,487,098 shares of Common Stock outstanding.

    A majority of the outstanding shares of Common Stock must be present in person or by proxy in order to have a quorum to conduct business at the Annual Meeting. Shares represented by proxies marked "Abstain" and "broker non-votes" are counted in determining whether a quorum is present. A "broker non-vote" is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority and has not received instructions from its client as to how to vote on a particular proposal.

    The affirmative vote of a plurality of shares present at the meeting is required for the election of directors. Other matters will be decided by the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, except that Proposal Two and Proposal Three will be decided by a majority of votes cast. "Broker non-votes" are not counted, but abstentions are counted, in determining the total number of votes cast on a proposal. An abstention has the effect of a negative vote.

    IF YOU SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, THE SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFICATIONS. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS DESCRIBED UNDER PROPOSAL ONE-- ELECTION OF DIRECTORS, FOR PROPOSAL TWO--AMENDMENTS TO THE TORO COMPANY ANNUAL MANAGEMENT INCENTIVE PLAN II, FOR PROPOSAL THREE--ADOPTION OF THE TORO COMPANY PERFORMANCE SHARE PLAN AND FOR PROPOSAL FOUR--SELECTION OF INDEPENDENT AUDITORS.

REVOKING A PROXY

    If you give a proxy and later wish to revoke it before it is voted, you may do so by sending a written statement to that effect or by submitting a properly signed proxy bearing a later date to the office of the Company's Corporate Secretary.

PROCEDURES AT THE ANNUAL MEETING

    The presiding officer at the meeting will determine how business at the Annual Meeting will be conducted. Only matters brought before the Annual Meeting in accordance with the Company's Bylaws will be considered.

    Only a natural person present at the Annual Meeting who either is a Toro stockholder or is acting on behalf of a stockholder may make a motion or second a motion. If the person is acting on behalf of a stockholder, a written statement must be presented, executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

                                STOCK OWNERSHIP

    The following table shows how much Toro Common Stock each of the directors and nominees, the Chief Executive Officer and the other most highly compensated executive officers named in the Summary Compensation Table ("named executive officers") beneficially owned as of January 29, 1999. The table also shows beneficial ownership by holders of more than 5% of the Common Stock and by all directors and executive officers as a group, including the named executive officers.

                                                               AMOUNT AND NATURE
                                   NAME OF                       OF BENEFICIAL         PERCENT
TITLE OF CLASS               BENEFICIAL OWNER(1)                   OWNERSHIP          OF CLASS
-----------------  ----------------------------------------  ----------------------  -----------
Common Stock       Franklin Resources, Inc.                          1,434,400(2)          11.0%
                   777 Mariners Island Blvd.
                   San Mateo, CA 95504
Common Stock       KPM Investment Management, Inc.                     732,325(3)           5.6
                   10250 Regency Circle
                   Omaha, NE 68114
Common Stock       Ronald O. Baukol                                      3,980(4)             *
                   Robert C. Buhrmaster                                  4,014(4)             *
                   Winslow H. Buxton                                     1,730(4)             *
                   Janet K. Cooper                                       4,809(4)             *
                   Michael J. Hoffman                                   30,503(4)             *
                   Charles B. Lounsbury                                  8,743(4)             *
                   J. David McIntosh                                    97,417(4)(5)          *
                   J. Lawrence McIntyre                                 42,606(4)             *
                   Kendrick B. Melrose                                 648,201(4)           4.8
                   Alex A. Meyer                                         5,164(4)             *
                   Robert H. Nassau                                      4,385(4)             *
                   Dale R. Olseth                                       10,322(4)             *
                   Richard W. Parod                                     20,678(4)             *
                   Christopher A. Twomey                                 1,233(4)             *
                   Edwin H. Wingate                                      5,513(4)             *
Common Stock       All directors and executive officers as           1,093,385(4)(5)        7.9
                   a group, including one former executive
                   officer (21 persons)

------------------------

 *  Less than 1% of the outstanding shares of Common Stock.

(1) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the power to vote or to direct the voting of such shares or (ii) the power to dispose or direct the disposition of such shares. In addition, beneficial ownership includes shares which such person has the right to acquire within 60 days.

(2) According to a Schedule 13G dated May 6, 1998, one or more closed-end investment companies or other managed accounts which are advised by certain investment advisory subsidiaries of Franklin Resources, Inc. ("FRI") beneficially own an aggregate of 1,434,400 shares of the Company's Common Stock, as to which such subsidiaries may be deemed to be the beneficial owner. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI, so that FRI and such individuals may be deemed to be the beneficial owner of all of such shares of the Company's Common Stock. FRI, such individuals and the subsidiaries of FRI disclaim any economic interest in or beneficial ownership of the Common Stock.

(3) According to a Schedule 13G dated February 3, 1998, KPM Investment Management, Inc., an investment advisor, represents numerous discretionary accounts and as such beneficially owns 732,325 shares of the Company's Common Stock, with respect to which it has sole voting and dispositive power.

(4) Includes shares that may be acquired upon exercise of stock options within 60 days and shares allocated under employee benefit plans. Stock options exercisable in 60 days for each of the named directors and executive officers are as follows: Ronald O. Baukol 2,000 shares, Robert C. Buhrmaster 2,000 shares, Janet K. Cooper 3,000 shares, Alex A. Meyer 2,000 shares, Robert H. Nassau 3,000 shares, Dale R. Olseth 3,000 shares, Edwin H. Wingate 3,000 shares, Kendrick B. Melrose 463,397 shares, J. David McIntosh 45,022 shares, Charles B. Lounsbury 169 shares, Richard W. Parod 19,341 shares, J. Lawrence McIntyre 34,716 shares, Michael J. Hoffman 20,553 shares and all other executive officers as a group 141,386 shares.

(5) Includes 3,205 stock options and 1,743 shares held in benefit plans by the spouse of an executive officer and 1,171 shares held of record by the spouses of other executive officers.

            SECTION 16(b) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The rules of the Securities and Exchange Commission require disclosure by the Company of the identity of directors, executive officers and beneficial owners of more than 10% of the Common Stock of the Company who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934. Based solely on review of copies of those reports received by the Company, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all directors, executive officers and greater than 10% owners complied with all filing requirements applicable to them during Fiscal 1998.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    Under the Company's Certificate of Incorporation, the Toro Board of Directors may be comprised of between eight and eleven directors. The Board currently has fixed the number of directors at ten. The Board is divided into three classes, with each class elected in a different year for a term of three years. The three nominees for election at the 1999 Annual Meeting--Ronald O. Baukol, Alex A. Meyer and Dale R. Olseth--have consented to serve if elected. If any nominee is unable to stand for election, the Board may, by resolution, designate a substitute.

    The Board held six meetings during Fiscal 1998. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served.

    The following information with respect to business experience of nominees for election to the Board and the continuing directors has been furnished by the respective directors or nominees or obtained from the records of the Company.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS (TERM ENDING AFTER FISCAL 2001)

    RONALD O. BAUKOL, AGE 61. Executive Vice President, International Operations since May 1995, Minnesota Mining and Manufacturing Company (3M), Saint Paul, Minnesota (manufacturing). Served as Vice President, Asia Pacific, Canada and Latin America from February 1994 to April 1995, and as Vice President, Asia Pacific from July 1991 to February 1994. First elected to the Toro Board in 1995, he is a member of the Executive Committee, Compensation Committee and Nominating Committee. Mr. Baukol is a director of Graco, Inc. and 3M.

    ALEX A. MEYER, AGE 68. Retired. From January 1986 through April 1992 served as Senior Vice President of Amana Refrigeration, Inc., a subsidiary of Raytheon, Inc., Amana, Iowa (manufacturing). First elected to the Toro Board in 1986, he is a member of the Audit Committee and Compensation Committee.

    DALE R. OLSETH, AGE 68. Chairman of the Board and Chief Executive Officer since November 1996, SurModics, Inc., Eden Prairie, Minnesota (surface modification). He also served as President of SurModics, Inc. from November 1996 to July 1998. First elected to the Toro Board in 1980, he is Chair of the Compensation Committee and a member of the Audit Committee and Executive Committee. Mr. Olseth is a director of Graco, Inc. and SurModics, Inc.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE (TERM ENDING AFTER FISCAL
  1999)

    JANET K. COOPER, AGE 45. Vice President and Treasurer since May 1998, U S West Communications, Denver, Colorado (telecommunications). She previously was employed by The Quaker Oats Company and served as Vice President, Treasurer and Tax from July 1997 to May 1998 and Vice President and Treasurer from July 1992 to July 1997. First elected to the Toro Board in 1994, she is Chair of the Audit Committee and a member of the Compensation Committee.

    KENDRICK B. MELROSE, AGE 58. Chairman of Toro since December 1987 and Chief Executive Officer of Toro since December 1983. Employed by Toro since 1970. First elected to the Toro Board in 1981. Mr. Melrose is also Chair of the Executive Committee and an ex-officio member of the Nominating Committee. Mr. Melrose is a director of SurModics, Inc., Donaldson Company, Inc., Jostens, Inc. and The Valspar Corporation.

    EDWIN H. WINGATE, AGE 66. Retired. From June 1980 through August 1997 served as Senior Vice President--Personnel, Dayton Hudson Corporation, Minneapolis, Minnesota (retailing). First elected to the Toro Board in 1989, he is Chair of the Nominating Committee and a member of the Audit Committee and Executive Committee.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE (TERM ENDING AFTER FISCAL
  2000)

    ROBERT C. BUHRMASTER, AGE 51. Chairman since February 1998 and President and Chief Executive Officer since May 1994, Jostens, Inc., Minneapolis, Minnesota (consumer manufacturing). Served as President and Chief Operating Officer from June 1993 to March 1994, as Executive Vice President from December 1992 to June 1993. First elected to the Toro Board in 1996, he is a member of the Audit Committee, Executive Committee and Nominating Committee. Mr. Buhrmaster is a director of Jostens, Inc.

    WINSLOW H. BUXTON, AGE 59. Chairman of the Board of Directors since January 1993 and President and Chief Executive Officer since August 1992, Pentair, Inc., Saint Paul, Minnesota (diversified manufacturer). From August 1990 to August 1992 he served as Chief Operating Officer. First elected to the Toro Board in 1998, he is a member of the Audit Committee, Executive Committee and Nominating Committee. Mr. Buxton is a director of Bemis Company, Inc. and Pentair, Inc.

    ROBERT H. NASSAU, AGE 57. President and Chief Executive Officer since January 1, 1997, St. Raymond Wood Products Holding Limited, Boston, Massachusetts (wood manufacturing). From September 1994 to December 1996 he served as Senior Vice President Ply Gem Industries, Inc., New York, New York and President and CEO of the Goldenberg Group, its wholly-owned subsidiary. Also President and Chief Executive Officer, Allied Plywood Corporation, Concord, Massachusetts, a wholly-owned subsidiary of Ply-Gem Industries, Inc. (wood distribution) from July 1991 to December 1996. First elected to the Toro Board in 1988, he is a member of the Compensation Committee and Nominating Committee.

    CHRISTOPHER A. TWOMEY, AGE 50. President and Chief Executive Officer since February 1986, Arctic Cat Inc., Thief River Falls, Minnesota (recreational vehicle manufacturer). Served as an executive officer in various capacities since 1983. First elected to the Toro Board in 1998 and is a member of the Compensation Committee and Nominating Committee. Mr. Twomey is a director of Arctic Cat Inc.

COMMITTEES OF THE BOARD

    To assist in carrying out its duties, the Board has delegated certain authority to the following four standing committees:

    EXECUTIVE COMMITTEE. Its function is to exercise all of the powers and authority of the Board, including the power to declare dividends on Toro Common Stock, during intervals between meetings of the Board. No meetings of the committee were held during Fiscal 1998.

    AUDIT COMMITTEE. Members are not employees of the Company ("outside directors"). It assists the Board in overseeing the Company's accounting controls and policies and financial reporting practices. Its functions include making recommendations regarding the selection, retention or termination of the Company's independent auditors; review of the professional services, proposed fees and independence of the auditors; review with the independent auditors of matters such as the scope of the audit and authorization for special reviews or audits; review of internal auditing procedures and the adequacy of internal controls; and review of policies and practices regarding conflict of interest and compliance with applicable laws. Two meetings of the committee were held during Fiscal 1998.

    COMPENSATION COMMITTEE. All members are outside directors. Its functions include study and analysis of and recommendations to the Board concerning specific and general matters of management compensation; periodic review of management compensation policies and practices, incentive compensation plan and officer salary adjustments; making incentive compensation awards and setting base salaries for officers referred to in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); and administrative oversight of stock option plans and other incentive and compensation plans. Three meetings of the committee were held during Fiscal 1998.

    NOMINATING COMMITTEE. All members are outside directors (except that the Chief Executive Officer serves as an ex-officio non-voting member). Its functions include determining an appropriate size and composition of the Board; considering qualifications of prospective Board member candidates, including stockholder recommendations; conducting research to identify and recommend nomination of suitable candidates who are willing to serve as members of the Board; reviewing the experience, background, interests, ability and availability of prospective nominees to meet time commitments of the Board and committee responsibilities; consideration of nominees recommended by stockholders who comply with the procedures set forth in the Company's Bylaws, described on page 24; and determining whether any prospective member of the Board has any economic or familial relationship with the Company or its directors or employees which may impair the member's suitability for such service. The committee also has responsibility to monitor current members of the Board in light of the same guidelines used to select candidates, and to direct the activities of the Board and management in matters of corporate governance. No meetings of the committee were held during Fiscal 1998.

BOARD COMPENSATION

    FEES. Toro's compensation for directors who are not employees attempts to link a director's compensation with stockholder interests. The compensation includes cash and stock components. Cash compensation includes a cash annual retainer and meeting fees ($15,000 plus a fee of $1,000 for each meeting of the Board or a committee attended, except that no more than one committee meeting fee is paid for committee meetings held in a single day). In addition, outside directors receive an annual grant of Common Stock having a $5,000 market value (valued at the average of the closing prices of Common Stock during the three months prior to the award) and a 1,000 share stock option award (with an exercise price equal to 100% of the fair market value of one share of Common Stock on the date of grant) pursuant to The Toro Company Directors Stock Plan ("Directors Plan"). A director may receive the annual retainer fee and meeting fees in cash or shares of Common Stock, or a combination of both, as provided for under the Directors Plan. The Company also supplies directors with Company products for their use.

    RETIREMENT PLAN. Under a retirement plan, an outside director who was a member of the Board of Directors prior to December 1995, who has completed five years of service and who ceases to be a member of the Board of Directors for any reason, is entitled to receive, for a period of years equal to the number of full years the director served on the Board but not more than ten years, an annual payment equal to the full amount paid as an annual retainer at the date of termination. Since December 1995, that annual payment has been limited to $12,000 annually and payments to new directors are limited to an amount equal to 50% of the amount paid as an annual retainer at the date of termination. In the event of the death of a director who qualifies for the plan, the retirement benefit will be paid to the director's beneficiary.

    OTHER ARRANGEMENTS. An outside director may elect to defer receipt of Board compensation under a standard deferred compensation plan and earn interest on deferred amounts at the average prime rate charged by U. S. Bank National Association, Minneapolis, Minnesota (8.5% in Fiscal 1998). Each director is a party to an indemnification agreement that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and the Company's Certificate of Incorporation, and of continued coverage under the Company's directors and officers liability insurance, to the extent it is maintained.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The table below shows compensation for the Company's Chief Executive Officer and the named executive officers for the last three fiscal years. The named executive officers include the four most highly compensated executive officers, other than the CEO, who were serving as executive officers on October 31, 1998, and Mr. Lounsbury, who was one of the four most highly compensated executive officers during Fiscal 1998 but was no longer serving as an executive officer on October 31, 1998.

                                                                                                LONG TERM COMPENSATION
                                                                                    -----------------------------------------------
                                                    ANNUAL COMPENSATION                                       PAYOUTS
                                          ---------------------------------------           AWARDS            -------
                                                                     OTHER ANNUAL   -----------------------    LTIP     ALL OTHER
                                                SALARY    BONUS      COMPENSATION   RESTRICTED      OPTIONS   PAYOUTS  COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR    ($)    ($)(1)         ($)(2)       STOCK($)       (#)(3)    ($)(4)      ($)(5)
----------------------------------------  ----  -------  -------     ------------   ----------      -------   -------  ------------
Kendrick B. Melrose                       1998  574,371        0        497,624            0        50,215    45,835     146,764
  Chairman of the Board &                 1997  541,859  186,264      1,188,463            0        40,054    302,682    141,546
  Chief Executive Officer                 1996  438,337  256,669        673,373            0        20,065    361,390    157,106

J. David McIntosh                         1998  272,898        0        154,807            0        17,585    10,889      59,978
  Executive Vice President                1997  261,837   69,125        242,136            0        11,970    73,131      50,237
  Professional Business and               1996  215,328   83,729        281,971            0         2,026    37,878      37,380
  International

Charles B. Lounsbury(6)                   1998  272,898        0         88,338            0        17,585    10,889      53,176
  Former Group Vice                       1997  261,837   69,845         34,381            0        12,907    73,131      41,984
  President                               1996  223,754   68,491              0            0         2,123    39,381      33,163

Richard W. Parod, U.S.                    1998  195,328   36,655(7)           0            0        11,954         0      34,264
  Irrigation Vice President               1997  110,833   26,632              0            0         4,000         0      19,603
  and General Manager                     1996        0        0              0       34,250(8)          0         0           0

J. Lawrence McIntyre                      1998  200,100        0         16,438            0        11,537     5,589      35,851
  Vice President, Secretary               1997  189,670   52,159        191,086            0         8,324    37,082      35,133
  and General Counsel                     1996  179,585   71,834         65,000            0         1,754    31,607      23,241

Michael J. Hoffman                        1998  165,000   34,828(9)           0            0        10,289         0      22,025
  Vice President & General                1997  133,392   39,320         75,062            0         1,690         0      19,612
  Manager Commercial                      1996  106,708   10,250         70,899            0             0         0      14,665
  Business

------------------------

(1) Amounts indicated include payments made or deferred at the election of the officer pursuant to the Annual Management Incentive Plan II, as in effect for Fiscal 1997 and Fiscal 1996. Because the Company did not achieve its earnings per share goal, no bonuses were paid under the plan for Fiscal 1998. See the Compensation Committee Report and Proposal Two for a discussion of the plan.

(2) Includes the dollar value of the difference between the fair market value and the option exercise price (before payment of applicable income taxes) on stock options exercised. Fair market value is based on the closing price on the New York Stock Exchange as reported in THE WALL STREET JOURNAL on the date of exercise or actual sale price. Also includes the dollar value of executive perquisites for Mr. Melrose ($17,366 of his perquisites were for car lease and expenses).

(3) Includes options granted pursuant to The Toro Company 1993 Stock Option Plan, The Toro Company 1989 Stock Option Plan and the Continuous Performance Award Plan. Options under the Continuous Performance Award Plan are subject to cancellation or reduction in the number of shares covered in the event the Company does not achieve its long-term performance goals. The number of shares covered by each such option was reduced with respect to each of Fiscal 1998, 1997 and 1996. Such options granted in Fiscal 1998 and 1997 will be canceled if the proposed Performance Share Plan is approved by stockholders. See Proposal Three and Long-Term Incentive Compensation in this Proxy Statement.

(4) Amounts reflect payments made pursuant to the Continuous Performance Award Plan based on the Company's return on beginning equity performance relative to its peer group of businesses for the three year performance period ending with Fiscal 1998. For a more detailed description of the plan and awards, see Long-Term Incentive Compensation and the Compensation Committee Report.

(5) Amounts include Company contributions to The Toro Company Investment and Savings Plan (a defined contribution retirement plan) and allocations to the Company's Employee Stock Ownership Plan (for Fiscal 1998, $19,603 each for Mr. Melrose and the other named executive officers). Also includes amounts accrued pursuant to the Company's Supplemental Management Retirement Plan for executive officers who receive annual compensation of $150,000 or more (for Fiscal 1998, $109,518 for Mr. Melrose, $30,741 for Mr. McIntosh, $30,831 for Mr. Lounsbury, $14,484 for Mr. Parod, $15,095 for Mr. McIntyre and $2,318 for Mr. Hoffman). Participants' accounts are credited with an amount equal to the difference between the aggregate amount that would have been allocated to tax-qualified profit-sharing and other defined contribution plans, without regard to limitations imposed by the Code, and the aggregate amount of contributions actually allocated ("excess benefits accounts"). Also includes dollar value of above-market interest accrued during the fiscal year on excess benefit and other deferred compensation accounts for each named executive officer (for Fiscal 1998, $17,643 for Mr. Melrose, $9,634 for Mr. McIntosh, $2,742 for Mr. Lounsbury, $177 for Mr. Parod, $1,153 for Mr. McIntyre and $104 for Mr. Hoffman). Although amounts credited to such accounts remain a part of the general assets of the Company, upon the occurrence of a threat of or actual change of control of the Company (as defined in the plans), or upon the Company's acceptance of a request made by a qualified participant to direct investment of the account, the Company will transfer to a trust an amount in cash equal to the total amount of all accrued benefits for all participants (or for the electing participant, as the case may be). Because the Company's benefit plans operate on a calendar year basis, amounts shown for Fiscal 1998 may have been accrued with respect to the prior fiscal year.

(6) Mr. Lounsbury ceased to be an executive officer of the Company as of July 28, 1998. Under a separation and early retirement agreement with the Company, Mr. Lounsbury will remain a part-time employee until October 31, 1999, and will receive severance payments and benefits with a value of approximately $348,443 in Fiscal 1999. Under the agreement, Mr. Lounsbury has agreed not to become employed by certain competitors of the Company and otherwise not to engage in certain competitive activity during the period of the agreement.

(7) Includes a $32,759 discretionary bonus awarded by the Compensation Committee to recognize exceptional performance of the Irrigation Division and a $3,896 payment with respect to a one year award under the Continuous Performance Award Plan.

(8) Mr. Parod was awarded 1,000 shares of restricted stock in Fiscal 1997 in connection with commencement of his employment. These shares vest on February 29, 2000 if Mr. Parod remains employed by the Company. Dividends are paid on the shares. The restricted stock had an aggregate value of $22,125 on October 31, 1998.

(9) Includes a $31,536 discretionary bonus awarded by the Compensation Committee to recognize exceptional performance of the Commercial Division and a $3,292 payment with respect to a one year award under the Continuous Performance Award Plan.

EMPLOYMENT AGREEMENTS

    Each of the executive officers, including those named in the Summary Compensation Table, is a party to a change of control employment agreement adopted in Fiscal 1995 and amended in Fiscal 1998. The agreements are operative only upon the occurrence of a "change in control", which includes substantially those events described below. Absent a change in control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits.

    Each agreement provides that for three years after a change in control, there will be no adverse change in the executive's salary, bonus opportunity, benefits or location of employment. If during this three year period the executive's employment is terminated by the Company other than for cause, or if the executive terminates his employment for good reason (as defined in the agreements, and including compensation reductions, demotions, relocation and excess travel), or voluntarily during the 30-day period following the first anniversary of the change in control, the executive is entitled to receive an accrued salary and annual incentive payments through the date of termination and, except in the event of death or disability, a lump sum severance payment ("Lump Sum Payment") equal to three times the sum of base salary and annual bonus (and certain insurance and other welfare plan benefits). Further, an additional payment ("gross-up") is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under the Code had been imposed.

    Generally, and subject to certain exceptions, a change in control is deemed to have occurred if: (1) a majority of Toro's Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (2) another party becomes the beneficial owner of at least 15% of Toro's outstanding voting stock; or (3) Toro's stockholders approve a definitive agreement or plan to merge or consolidate Toro with another party (other than certain limited types of mergers), exchange shares of voting stock of Toro for shares of another corporation pursuant to a statutory exchange, sell or otherwise dispose of all or substantially all of Toro's assets, or liquidate or dissolve Toro.

    If a change in control of the Company had occurred at the commencement of the 1999 calendar year (January 1, 1999) and had resulted in the involuntary termination of the named executives at such time or the termination by such executives for good reason, the Lump Sum Payment to be made under such agreements to those executive officers named in the Summary Compensation Table above in the aggregate would have been approximately $9,178,123. The Company has also established a trust for the benefit of these officers which, in the event of a threatened or actual change of control, will be funded in an amount equal to the Company's accrued liability related to such agreements.

                                 STOCK OPTIONS

    The following table shows options granted under the Company's stock option plan during Fiscal 1998.

                                             INDIVIDUAL GRANTS
                           ------------------------------------------------------                  GRANT
                                           PERCENT OF                                              DATE
                             NUMBER OF        TOTAL                                                VALUE
                              SHARES         OPTIONS      EXERCISE      MARKET                  -----------
                            UNDERLYING     GRANTED TO        OR        PRICE ON                 GRANT DATE
                              OPTIONS       EMPLOYEES       BASE        DATE OF                   PRESENT
                              GRANTED          IN         PRICE ($     GRANT ($    EXPIRATION      VALUE
NAME                          (#)(1)       THE PERIOD    PER SHARE)   PER SHARE)      DATE        ($)(2)
-------------------------  -------------  -------------  -----------  -----------  -----------  -----------
Kendrick B. Melrose             15,999(3)        5.03%    $ 39.3157    $  43.375    3/18/2001    $ 137,751
                                34,216          10.76%    $ 43.5000    $  43.500   11/25/2002    $ 300,758

J. David McIntosh                4,476(3)        1.41%    $ 39.3157    $  43.375    3/18/2001    $  38,538
                                13,109           4.12%    $ 43.5000    $  43.500   11/25/2002    $ 115,228

Charles B. Lounsbury(4)          4,476(3)        1.41%    $ 39.3157    $  43.375    3/18/2001    $  38,538
                                13,109           4.12%    $ 43.5000    $  43.500   11/25/2002    $ 115,228

Richard W. Parod                 1,242(3)        0.39%    $ 39.3157    $  43.375    3/18/1999    $  10,694
                                 1,304(3)        0.41%    $ 39.3157    $  43.375    3/18/2000    $  11,227
                                 1,366(3)        0.43%    $ 39.3157    $  43.375    3/18/2001    $  11,761
                                 8,042           2.53%    $ 43.5000    $  43.500   11/25/2002    $  70,689

J. Lawrence McIntyre             1,959(3)        0.62%    $ 39.3157    $  43.375    3/18/2001    $  16,867
                                 9,578           3.01%    $ 43.5000    $  43.500   11/25/2002    $  84,190

Michael J. Hoffman               1,049(3)        0.33%    $ 39.3157    $  43.375    3/18/1999    $   9,032
                                 1,102(3)        0.35%    $ 39.3157    $  43.375    3/18/2000    $   9,488
                                 1,154(3)        0.36%    $ 39.3157    $  43.375    3/18/2001    $   9,936
                                 6,984           2.20%    $ 43.5000    $  43.500   11/25/2002    $  61,389

------------------------

(1) Options are granted pursuant to the 1989 Stock Option Plan and the 1993 Stock Option Plan (the "Plans"). The Plans are administered by the Compensation Committee which selects employees to whom options are granted. The exercise price of each incentive and nonqualified stock option is equal to not less than 100% of the fair market value of the Common Stock on the date of grant, except that performance-based stock options, such as those granted in connection with the Continuous Performance Award Plan, have an exercise price that is an average and on the date of grant could be higher or lower than fair market value. Options are not transferable except by will or the laws of descent and distribution. Options granted under the plan, except those granted in connection with the Continuous Performance Award Plan, may be exercised immediately after the date of grant, for a period of five to ten years, using cash, stock or a cashless method through a broker. Most options are subject to cancellation upon termination of the option holder's employment; however, incentive stock options may be exercised for up to three months following termination of employment and some nonqualified stock options may be exercised for up to four years following retirement at or after age 60, but not later than the expiration date of the option.

(2) The grant date present values are estimates only, arrived at using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.71%, expected life of option of
    3.9 years, expected dividend yield of 0.8% and expected stock volatility of 21%.

(3) Options granted in connection with the Continuous Performance Award Plan. The Continuous Performance Award Plan and all related outstanding stock option grants with an expiration date in the year 2000 and after were terminated and canceled by action of the Compensation Committee of the Board of Directors on November 18, 1998, subject to stockholder approval of the new Long-Term Plan. See Proposal Three in this Proxy Statement. If the new plan is not adopted by stockholders, the Continuous Performance Award Plan will remain in effect. Under that plan the number of shares subject to options shown would be subject to reduction if performance goals are not achieved under the plan. The options shown would become exercisable in December 2000, after the Company first makes a public announcement of its earnings for Fiscal 2000, and would expire 90 days later. For more information, see the Compensation Committee Report.

(4) Mr. Lounsbury is no longer an officer of the Company and these options have expired by their terms.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                       AND FISCAL YEAR-END OPTION VALUES

    The following table summarizes stock options exercised by the named executive officers during Fiscal 1998 and the total number of options held by each listed individual as of the end of Fiscal 1998.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                            OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS AT
                                SHARES                        PERIOD END(#)                FISCAL PERIOD END($)(1)
                              ACQUIRED ON     VALUE     --------------------------  --------------------------------------
NAME                          EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE(2)   UNEXERCISABLE(2)(3)
----------------------------  -----------  -----------  -----------  -------------  -------------  -----------------------
Kendrick B. Melrose               30,440    $ 434,029      413,296        54,430     $ 2,212,500          $       0

J. David McIntosh                 14,247    $ 154,807       28,860        10,959               0                  0

Charles B. Lounsbury(4)            7,711    $  88,338       40,700         2,123               0                  0

Richard W. Parod                       0    $       0       12,042         3,912               0                  0

J. Lawrence McIntyre               1,082    $  16,438       23,876         5,963               0                  0

Michael J. Hoffman                     0    $       0       13,269         3,305               0                  0

------------------------

(1) Difference between October 30, 1998 closing price of the Common Stock on the New York Stock Exchange ($22.125) and the option exercise price (before payment of applicable income taxes).

(2) As reflected in the column, most options outstanding at fiscal period end had exercise prices that exceeded fair market value on that date.

(3) Includes options subject to reduction in number of shares or expiration if performance goals are not achieved under the Continuous Performance Award Plan. Except for options exercisable from December 1998 to March 15, 1999, these options have been canceled, subject to stockholder approval of the proposed Performance Share Plan.

(4) Mr. Lounsbury is no longer an officer of the Company and unexercised options have expired by their terms.

                        LONG-TERM INCENTIVE COMPENSATION

    The following table shows awards of long-term incentive compensation made under the Company's Continuous Performance Award Plan to the named executive officers during Fiscal 1998. Amounts paid pursuant to the Continuous Performance Award Plan with respect to Fiscal 1998 are set forth in the Summary Compensation Table which appears elsewhere in this Proxy Statement. In November 1998, the Compensation Committee canceled these awards and options, subject to stockholder approval of a new Performance Share Plan to replace the Continuous Performance Award Plan. If the new plan is approved, these awards will be replaced by awards made by the Committee under the new plan.

                                                                                      ESTIMATED FUTURE PAYOUTS UNDER
                                                                                     NON-STOCK PRICE-BASED PLAN(S)(2)
                            NUMBER OF SHARES, UNITS                                 -----------------------------------
                                      OR              PERFORMANCE OR OTHER PERIOD    THRESHOLD    TARGET      MAXIMUM
NAME                           OTHER RIGHTS (#)        UNTIL MATURATION OR PAYOUT    ($ OR #)    ($ OR #)    ($ OR #)
-------------------------  -------------------------  ----------------------------  -----------  ---------  -----------
Kendrick B. Melrose               1 Award(1)              Fiscal 1998 to 2000        $  18,127   $ 199,393   $ 681,453
                                Option (15,999)

J. David McIntosh                 1 Award(1)              Fiscal 1998 to 2000            4,224      46,469     158,813
                                Option (4,476)

Charles B. Lounsbury(3)           1 Award(1)              Fiscal 1998 to 2000                0           0           0
                             Option (4,476 shares)

Richard W. Parod                  3 Awards(1)                 Fiscal 1998                1,429      31,428      53,704
                                                          Fiscal 1998 to 1999            1,499      26,999      56,389
                                                          Fiscal 1998 to 2000            1,575      39,373      59,208
                             Option (1,242 shares)            Fiscal 1998
                             Option (1,304 shares)        Fiscal 1998 to 1999
                             Option (1,366 shares)        Fiscal 1998 to 2000

J. Lawrence McIntyre              1 Award(1)              Fiscal 1998 to 2000            2,062      45,359      77,510
                             Option (1,959 Shares)

Michael J. Hoffman                3 Awards(1)                 Fiscal 1998                1,354      14,897      50,912
                                                          Fiscal 1998 to 1999            1,422      25,596      53,458
                                                          Fiscal 1998 to 2000            1,493      37,327      56,131
                             Option (1,049 shares)            Fiscal 1998
                             Option (1,102 shares)        Fiscal 1998 to 1999
                             Option (1,154 shares)        Fiscal 1998 to 2000

------------------------

(1) An award is the right to receive designated target percentages of annual salary at the end of the three year performance period if the Company achieves financial performance objectives based on return on beginning equity relative to the Company's peer group of competitors. No award is paid if the Company's three year return on beginning equity is in the lowest quartile compared to its peer group. The value of an award is based on a participant's base compensation estimated to be paid during the last fiscal year of an award term multiplied by an individual participation factor established by the plan or determined by the Compensation Committee within a range set by the plan. Each award recipient also receives an option to purchase the number of shares of the Company's Common Stock shown, if performance goals are achieved. The options are the same options reported in the Stock Option table on page 10. See the Compensation Committee Report for additional information on the Continuous Performance Award Plan.

(2) Calculated pursuant to the Continuous Performance Award Plan based on estimated Fiscal 2000 salaries.

(3) Mr. Lounsbury is no longer an officer of the Company, and this award and the options have expired by their terms.

                               PERFORMANCE GRAPH

    The following graph depicts total cumulative stockholder return (assuming reinvestment of dividends) of the Company's Common Stock, the S&P 500 Index and an industry peer index for the preceding five fiscal years commencing with Fiscal 1994.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COMPARISON OF FIVE YEAR TOTAL RETURN AMONG
The Toro Company, S&P 500, and Peer Group
                                              The Toro Co    Peer Group    S&P 500
1993                                                 $100          $100       $100
1994                                                 $111          $111       $104
1995                                                 $118          $124       $131
1996                                                 $130          $157       $163
1997                                                 $179          $216       $215
1998                                                  $94          $167       $263
Fiscal Year Ending October 31,

    This graph assumes $100 invested on November 1, 1993 in the Company's Common Stock, the S&P 500 Index and the peer group index.

    The industry peer index is based on the Fortune 500 Industrial and Farm Equipment Index which includes: York International Corporation, Briggs & Stratton Corporation, Stewart & Stevenson Services, Inc., Dover Corporation, Cummins Engine Company, Inc., Cincinnati Milacron, Inc., Harnischfeger Industries Inc., Crane Co., Tecumseh Products Company, Ingersoll-Rand Company, NACCO Industries, Inc., Parker-Hannifin Corporation, Dresser Industries Inc., Aeroquip-Vickers Inc. (formerly Trinova Corporation), Deere & Company, Timken Company, Baker-Hughes Incorporated, Caterpillar Inc., The Black & Decker Corporation, American Standard Companies, Inc., Western Atlas Inc., AGCO Corporation, Kennametal Inc., The Lincoln Electric Company, Teleflex, Detroit Diesel Corporation, Case Corporation, Cooper Cameron Corporation, Smith International, Inc. and Nortek, Inc. as well as the Company. New companies added were Premark International, Inc., Unova, Inc., United States Filter Corporation and Pall Corporation. Companies removed were Terex Corporation and Lam Research Corporation.

    NEITHER THIS PERFORMANCE GRAPH NOR THE COMPENSATION COMMITTEE REPORT WHICH FOLLOWS SHALL BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR SUBJECT TO REGULATION 14A OR 14C UNDER THE SECURITIES EXCHANGE ACT OF 1934, OR TO THE LIABILITIES OF SECTION 18 OF THAT ACT.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This report is furnished by Toro's Compensation Committee of the Board of Directors, which establishes compensation policies and administers compensation plans for executive officers of the Company.

GENERAL POLICIES

    The compensation policies of the Company are designed to attract, retain and motivate highly qualified executives, to assure that the Company competes successfully for executive talent and to compensate executive officers for personal performance. However, a substantial portion of compensation aligns total compensation of individual executive officers with the financial performance of the Company by making that compensation contingent upon achievement of financial goals of the Company. The Committee believes it has been successful in achieving these goals. For instance, the Company's Fiscal 1998 financial results were disappointing, particularly in the Consumer Division. As a result, total cash compensation for named executive officers who were also named executive officers for Fiscal 1997 was substantially lower for Fiscal 1998.

    The Committee reviews and considers compensation surveys and recommendations of management and compensation consultants in connection with establishing compensation policies and developing competitive compensation plans. These surveys have indicated to the Committee that it must be watchful to maintain compensation at market competitive levels in order to retain its most talented executives. The Committee has therefore made adjustments to base salary levels for selected officers for Fiscal 1999 and has proposed The Toro Company Performance Share Plan. This new plan is intended to strengthen the link between executive compensation and the Company's long-term financial goals by using Common Stock to pay awards, which are earned only if performance goals are achieved. See Proposal Three in this Proxy Statement.

BASE SALARY

    Based on independent evaluation by professional compensation consulting firms retained by the Company, the Committee establishes a base salary range for each executive position reflecting median base salaries for similar positions in businesses with revenues comparable to those of the Company. While some of these companies are in the Company's peer group index for the Performance Graph on page 13, the Company relies on a broader group of companies for comparative analysis of executive compensation because the Company's competitors for executive talent are more varied than its business peer group. Although surveys may be conducted annually, salaries are adjusted only if market surveys indicate adjustment is necessary, so that greater weight remains on the variable portion of the compensation package.

    A base salary within the market range is set for each executive by considering the experience and individual performance of the executive. For Fiscal 1998, base salaries for executive officers were within the middle one-third of the market range. Mr. Melrose's salary with respect to Fiscal 1998 was set at $574,371, based on the same method used in establishing other executive officers' base salaries. The Committee conducts a performance evaluation of Mr. Melrose on an annual basis. The other named executive officers receive evaluations by Mr. Melrose, which are used by the Committee in establishing base salaries.

INCENTIVE COMPENSATION

    An executive of the Company will earn total compensation that is market competitive only if incentive compensation tied to achievement of performance goals is earned. If those goals are exceeded, incentive compensation can cause total compensation to be above market levels. The incentive components of compensation are intended to encourage achievement of both short-term and long-term financial and operational objectives.

    Due to the Company's disappointing financial results for Fiscal 1998, only 7% of Mr. Melrose's total cash compensation was comprised of incentive payments under the Company's short-term and long-term incentive plans, and his total cash compensation was therefore below the median level (at 35%) of total cash compensation paid to chief executive officers in businesses with revenues comparable to the Company's. If the Company had met its annual and long-term performance goals at target levels, 84% of Mr. Melrose's total compensation would have consisted of incentive payments.

    ANNUAL INCENTIVE COMPENSATION. Under the Company's stockholder-approved Annual Plan, executive officers and other key employees are eligible to receive an annual cash bonus based on a percentage of base salary (determined by the executive officer's position) and the Company's achievement of performance goals and, for certain participants, division and individual performance. If performance goals are exceeded, award amounts increase up to a pre-established maximum, but if goals are not met, awards are reduced or not paid at all. Proposed participants in the Annual Plan are recommended by management and selected by the Committee. The target award amount for Mr. Melrose is 50% of his base salary and for the other named executive officers is 40%. The percentage is based on the executive's salary grade and job position and not on individual factors.

    Under the Annual Plan as in effect for Fiscal 1998, the Compensation Committee established an earnings per share (EPS) performance goal as the basis for payment of a target award amount. The Committee also established a return on average net assets goal as the basis for payment of higher award amounts, if the EPS target was met. Additional performance goals applicable to division participants were based on controllable profit contribution (net income before taxes and interest expense).

    The Company did not meet the corporate EPS goal at the threshold level necessary for payment of an award. Therefore, no bonus payments were made with respect to Fiscal 1998 under the Annual Plan.

    The Committee has approved and recommended to stockholders the amendment of the Annual Plan to add additional corporate, division and individual performance goals. See Proposal Two in this Proxy Statement.

    Although the Committee did not authorize the payment of annual bonuses under the Annual Plan, the Committee determined that cash bonuses should be paid on a limited basis to selected executive officers whose divisions performed well notwithstanding disappointing corporate performance. The Committee exercised its discretion to make these one-time bonuses in order to assure the retention of its most productive executives. These bonuses were paid to the U.S. Irrigation Vice President and General Manager and the Vice President and General Manager Commercial Business, but not to other named executive officers and not to the Chief Executive Officer.

    LONG-TERM INCENTIVE COMPENSATION. Under the Continuous Performance Award Plan, payments under performance awards are earned by eligible executive officers if the Company achieves a return on beginning equity (ROBE) for the three year award term that ranks favorably relative to the ROBE rankings of all companies in the Company's peer group (the Industrial and Farm Equipment Group of the Fortune 500).

    The amount of an individual participant's award payment is based on the individual's participation factor, which is a percentage of base salary ranging from 25% to 100%, as established by the Committee. Mr. Melrose participates in the plan at a factor of 1.0 (one times base salary), which means that if the Company's ROBE ranks among the top quarter of companies in the peer group, Mr. Melrose would receive a long-term incentive payment equal to his base salary during the last fiscal year of the award.

    In Fiscal 1996, net income growth was approved by stockholders as an additional measure of long-term performance for awards granted in November of 1995. In Fiscal 1997, net income growth was removed as a performance measure, with stockholder approval. Awards for the three year period of Fiscal 1996 to 1998 were first granted based on both ROBE and net income growth. Following the Fiscal 1997 stockholder approval of elimination of net income growth as a performance measure, the Committee determined that those awards should be based only on a ROBE measure. Accordingly, for the three year award term ended with Fiscal 1998, the Committee certified that the Company's three year average ROBE performance ranked only at the 27th percentile level (close to the lowest quarter) among its peer group. The amount of awards paid was approximately 8% of the potential maximum for each named executive officer, including Mr. Melrose. In Fiscal 1998, only 7% of Mr. Melrose's cash compensation was comprised of payments pursuant to the Continuous Performance Award Plan.

    Under a Continuous Performance Award Plan formula, the Committee also granted to each participant a nonqualified stock option to purchase shares of Common Stock. Because the Company did not achieve the ROBE performance goal for the Fiscal 1996 to 1998 award term, the number of shares subject to the option was reduced by 92%, in accordance with the formula applicable to reduction of the Performance Award. The exercise price of these options exceeded the fair market value of the Common Stock at the time the 90 day exercise period commenced on December 16, 1998.

    In Fiscal 1995, a special committee of the Committee recommended, and the Board and stockholders approved, a special incentive compensation plan for Mr. Melrose, to encourage him to remain with the Company until his 60th birthday, while assuring the timely development and election of his successor as Chief Executive Officer of the Company. Under the Chief Executive Officer Succession Incentive Award Agreement, on July 31, 1995, the Company awarded Mr. Melrose 17,467 shares of Common Stock and Common Stock performance units having a fair market value of $500,000, subject to forfeiture or reduction in the event performance goals related to the development and implementation of a senior management and chief executive officer succession plan were not met by target dates beginning July 31, 1998 and continuing through July 31, 2000.

    During Fiscal 1997, the Committee recommended to the Board, and the Board agreed, that the dates for identification of a potential CEO successor and continued development of the senior management team (Goal 2) and for the election of the selected CEO (Goal 3) be changed from July 31, 1999 to October 31, 2000 and from July 31, 2000 to October 31, 2003, respectively. During Fiscal 1998, the Committee recognized that it had not modified the deadline for achievement of Goal 1 consistent with the other deadline changes and therefore recommended, and the Board agreed, that the deadline for development of a CEO and senior management succession plan and progress towards fulfillment of the plan (Goal 1), be changed from July 31, 1998 to October 31, 1999.

    STOCK OPTION PLANS. In addition to options granted in connection with the Continuous Performance Award Plan described above, the Committee makes stock option grants pursuant to the Company's stock option plans. Options are granted to all key management employees, including Mr. Melrose and the named executive officers, under a formula based on annual base salary, salary grade and the fair market value of the Common Stock on the date of grant. Except for performance-based options granted in connection with the Continuous Performance Award Plan, all options granted under the stock option plans have exercise prices that are equal to fair market value at the date of grant. The options granted in Fiscal 1998 were exercisable immediately after grant and remain exercisable for a period of five years.

    In Fiscal 1998, the Committee granted Mr. Melrose options to purchase a total of 50,215 shares, 15,999 of which were awarded under the Continuous Performance Award Plan. The Committee canceled the Continuous Performance Award Plan options, subject to stockholder approval of the new Performance Share Plan. If that plan is not adopted, these options will not be canceled.

    SECTION 162(M). In making its decisions about compensation for Mr. Melrose and other officers likely to be named executive officers, the Committee considers Section 162(m) of the Code, which limits to $1 million per year the compensation expense deduction the Company may take for compensation paid to a person who is "highly-compensated" for purposes of the Code, unless the compensation is "performance-based". Although the Company's compensation levels have not historically resulted in total compensation in excess of $1 million for named executive officers other than Mr. Melrose, it is generally the policy of the Company that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m). The Committee believes that annual incentive award payments under the Annual Plan, long-term incentive award payments under the Continuous Performance Award Plan and stock options granted under all plans currently qualify for exclusion.

    The Committee believes, however, that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and accordingly reserves the right, in appropriate circumstances, to pay amounts in addition to base salary that might not be deductible. The Committee's purpose in doing so is to assure that the Company retains its best executives and remains competitive in the market for executive talent.

    If non-performance-based compensation in excess of $1 million should become payable to a person who is "highly-compensated" for purposes of the Code and regulations, the Committee may consider requiring that individual to defer receipt of any amounts earned in excess of the cap to a tax year following the year in which the individual leaves the employment of the Company.

STOCK OWNERSHIP GUIDELINES

    In November 1997, the Committee adopted guidelines to encourage accumulation and retention of Toro Common Stock by officers of the Company, ranging from a goal of five times base salary for the Chief Executive Officer to two or three times for other corporate officers. The recommended time period for reaching the guideline is five years. The Committee will continue to review compliance with the policy on an annual basis.

APPROVAL OF INCENTIVE PLANS

    All of the recommendations of the Committee with respect to compensation attributable to Fiscal 1998 were approved and adopted by the Board of Directors. In accordance with the Company's past practice under Section 16 of the Securities Exchange Act of 1934 and Section 162(m), decisions regarding the grant of stock options and certain other awards continue to be made by the Committee and reported to the Board.

                                          Dale R. Olseth, Chair    Alex A. Meyer
                                          Ronald O. Baukol      Robert H. Nassau
                                          Janet K. Cooper  Christopher A. Twomey

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are Dale R. Olseth, Chair, Ronald
O. Baukol, Janet K. Cooper, Alex A. Meyer, Robert H. Nassau and Christopher A. Twomey. None of these directors is or has been an officer or employee of the Company. Although Mr. Melrose is not a member of the Committee, he attends the meetings for the purpose of providing continuity and detailed information about employees and compensation plans. Mr. Melrose does not participate in any option grant or incentive award decisions or any decisions of the Committee that might affect him personally.

    Mr. Melrose serves on the Board of Directors and Compensation Committee of SurModics, Inc., of which Mr. Olseth serves as chairman and chief executive officer. Mr. Olseth serves on the Toro Board of Directors and is Chair of the Compensation Committee of the Company.

                                  PROPOSAL TWO
       AMENDMENTS TO THE TORO COMPANY ANNUAL MANAGEMENT INCENTIVE PLAN II

    At its November 1998 meeting, the Compensation Committee recommended, and the Board of Directors adopted, amendments to the Annual Plan to more closely align an executive's total compensation with the Company's achievement of new corporate performance targets based on effective use of assets and to provide individual incentives to achieve greater customer satisfaction. The amendments are also intended to improve the quality of the Company's earnings and to keep the Company competitive in the market for executive talent. Stockholders are being asked to consider and approve additional financial performance goals of corporate average net asset dollars and division average asset dollars, and additional individual strategic performance measures ("SPM Performance Goals") of customer satisfaction, inventory reduction and inventory turnover, to ensure that payments made under the Annual Plan continue to qualify as "performance-based" for purposes of Section 162(m) of the Code and in order to satisfy New York Stock Exchange guidelines relating to equity compensation for officers. A copy of the Annual Plan as amended is attached as Exhibit A to this Proxy Statement. Defined terms have the meanings described in the Annual Plan.

    In November 1998, the Board also adopted amendments to increase the percentage amounts of annual base salary that may be paid as annual bonuses to officers, to increase the Maximum Payout level from a previous maximum of 175% to 200% of the Target Payout level and to increase from 10% to 20% the adjustment to compensation permitted in connection with SPM Performance Goals. The Annual Plan was originally approved by stockholders in March 1996 and was again approved as amended at annual meetings in 1997 and 1998.

    If stockholder approval of the Performance Goal amendments is not obtained, the Compensation Committee will reconsider the amendments as they apply to compensation that may be paid to any person referred to in Section 162(m), and the Annual Plan as previously approved by stockholders will continue in effect as to such persons.

DESCRIPTION OF THE ANNUAL PLAN

    The following description of the more important provisions of the Annual Plan, as amended, is subject to the specific terms contained in the plan itself.

    PURPOSE. The purpose of the Annual Plan is to enhance stockholder value by providing participants an annual incentive to reinforce achievement of the Company's performance goals; to link a significant portion of a participating officer's compensation to the achievement by the Company, and in certain cases, a division or an individual, of performance goals; to attract, motivate and retain officers on a competitive basis; and to encourage selected officers of the Company for whom stock ownership goals have been established to acquire and retain Common Stock. See the Compensation Committee Report for information on stock ownership guidelines.

    ELIGIBILITY AND PARTICIPATION. Participation is limited to officers of the Company, including executive officers, who through their position or performance, can have a significant, positive impact on the Company's financial results, as determined by the Compensation Committee. The Company maintains a separate annual bonus plan for key employees who are not officers. Approximately 12 individuals, including the Company's Chief Executive Officer and the named executive officers, are expected to receive awards under the Annual Plan each year.

    AWARD AMOUNTS. The Target Payout for an Annual Performance Award is based on a percentage of a Plan Participant's annual base salary ("participation factor"), which is intended to reflect the participant's level of responsibility. Prior to its recent amendment, the Annual Plan established fixed participation factors, while the participation factors as amended establish a ceiling. Therefore actual factors may be set below the maximum percentage permitted, although the maximums have been raised. As amended, the participation factors are as follows: up to 60% for the Chairman and Chief Executive Officer, up to 55% for the President and Chief Operating Officer, up to 50% for other elected officers and up to 45% for appointed officers.

    The Target Payout can be earned only if Performance Goals are achieved at levels established in advance by the Compensation Committee. The Committee may establish Maximum Payouts of up to 200% of Target Payouts in the event corporate and division goals are exceeded in an amount specified by the Committee. At the time an award is made, the Committee may establish additional individual SPM Performance Goals. SPM Performance Goals were previously called Quality of Performance Goals. If an SPM Performance Goal is achieved, payments to participants under an award may be increased by up to 20% of the award payment that would otherwise be made with respect to corporate and division Performance Goal achievement, but to not more than 200% of the Target Payout.

    PERFORMANCE GOALS. An award payment under an annual Performance Award will be paid only upon the achievement of Performance Goals established by the Compensation Committee in writing not later than 90 days after the beginning of the fiscal year to which the Performance Goals relate.

    The Board is seeking approval of the addition of corporate average net asset dollars and division average asset dollars as corporate and division Performance Goals. Corporate average net asset dollars is total assets less current liabilities and division average asset dollars is the average of divisional total assets for the fiscal year. Performance Goal measures previously approved by stockholders include earnings per share, return on average net assets, division controllable profit contribution, division profit adjustment, return on equity, revenue growth, earnings growth and economic value added. Previously-approved Supplemental Division Performance Goal measures for division participants include any of the foregoing measures plus revenue growth, sustained earnings, product warranty experience, inventory levels or performance of a subsidiary.

    The Board is also seeking stockholder approval of three additional SPM Performance Goals-- customer satisfaction, inventory reduction and inventory turnover. Customer satisfaction may be determined by measurement of product quality, warranty, on time delivery, fill rate, after-market service and customer satisfaction survey results. In 1998, stockholders approved other predecessor Quality of Performance Goals, including aggressive revenue growth, sustained earnings initiative, warranty experience, product recalls, field inventory and acquisition experience. SPM Performance Goals are intended to be either qualitative or quantitative.

    Each year the Committee establishes Performance Goals on a Company, division and/or individual basis from among the stockholder-approved goals in the plan.

    MAXIMUM AWARD. The maximum amount that may be paid under an Annual Performance Award, whether in cash or in Common Stock or Common Stock units, to a Plan Participant who is or may become a person referred to in Section 162(m) with respect to any fiscal year is $1,500,000.

    PAYMENTS. Before any payment is made under the Annual Plan, the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to an Annual Performance Award have been met. To the extent necessary with respect to any fiscal year, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established or any Board-approved extraordinary or non-recurring event or item.

    STOCK RETENTION AWARD. The Annual Plan authorizes the grant of Stock Retention Awards to encourage selected participants to increase their ownership of Toro Common Stock. Under a Stock Retention Award, a participant may elect to convert up to 50% of a cash award payment to shares of Common Stock, or defer the compensation into Common Stock units under The Toro Company Deferred Compensation Plan for Officers (the "Officer Deferred Plan"). For each two shares of Common Stock or units acquired upon conversion, a Stock Participant will receive as additional incentive compensation one additional share or unit of Common Stock ("Matching Shares" or "Matching Units"). Those shares or units are retained by the Company during vesting periods applicable to the Matching Shares or Matching Units. Matching Shares and Matching Units vest in increments of 25% of the total at the end of each of the second, third, fourth and fifth years after the date such shares or units are issued or credited. In the event of an actual or threatened change of control of the Company as defined in the Annual Plan or the Officer Deferred Plan, all Matching Shares and Matching Units that have not yet vested will vest and become immediately payable.

    SHARES AUTHORIZED. The number of shares of Common Stock authorized for issuance under the Annual Plan is 100,000, subject to adjustment in the event of stock splits, recapitalization or other similar changes affecting the Common Stock.

    PLAN AMENDMENT AND TERMINATION. The Committee may amend, suspend or terminate the Annual Plan at any time, with or without advance notice to Plan Participants, but no amendment to the plan will be effective that would increase the maximum amount that may be paid to a Plan Participant, that would change the stated Performance Goal criteria or that would modify the requirements as to eligibility for participation, unless the stockholders of the Company approve the change in accordance with the requirements of Section 162(m).

                                 PROPOSAL THREE
              ADOPTION OF THE TORO COMPANY PERFORMANCE SHARE PLAN

    At its November 18, 1998 meeting, the Compensation Committee recommended, and the Board of Directors adopted, The Toro Company Performance Share Plan (the "Long-Term Plan"), a plan designed to tie a portion of executive compensation to achievement of the Company's long-term financial goals through the grant of Performance Shares. A Performance Share is a right to receive shares of Common Stock or deferred Common Stock units, contingent on the achievement of performance goals of the Company, generally over a three year period. The proposed Long-Term Plan will replace the Company's Continuous Performance Award Plan which the Board has terminated, ccntingent upon obtaining stockholder approval of the new plan. The new Long-Term Plan is intended to simplify the long-term incentive component of executive compensation and to contribute to maintaining the Company's competitiveness in the market for executive talent. In addition, because awards under the new plan are to be paid only in Common Stock or Common Stock units, and not in cash, the Compensation Committee and Board of Directors believe that an executive's compensation will be more closely aligned with interests of stockholders.

    Stockholders are being asked to approve the performance goals, eligibility requirements and maximum award amount under the Long-Term Plan, in order to qualify payments that may be made under the plan as "performance-based" for purposes of Section 162(m) of the Code. Approval is also sought in order to satisfy New York Stock Exchange guidelines relating to equity compensation for officers. If stockholder approval of the new Long-Term Plan is not obtained, the Continuous Performance Award Plan will continue in effect.

DESCRIPTION OF THE PLAN

    The following discussion sets forth the material terms of the Long-Term Plan, which is attached as Exhibit B to this Proxy Statement. Defined terms have the meanings described in the plan.

    PURPOSE. The purpose of the Long-Term Plan is to enhance long-term stockholder value by reinforcing the incentives of key employees to achieve long-term performance goals of the Company, to link a significant portion of a participant's compensation to the achievement by the Company of performance goals and to the value of the Common Stock and to attract, motivate and retain executives on a competitive basis.

    ELIGIBILITY AND PARTICIPATION. Participation in the Plan is limited to key employees of the Company who are in a position to have a significant, positive impact on the Company's financial results and who are selected by the Compensation Committee. Approximately 12 individuals, including the Company's Chief Executive Officer and the named executive officers, are expected to receive awards under the plan annually.

    PERFORMANCE GOALS. The Performance Goals that may be used by the Committee with respect to each Performance Share Award are cumulative earnings, cumulative earnings per share, profit after tax, net income, return on invested capital, invested capital dollars, earnings per share, average net assets, after-tax interest expense, return on average net assets, return on equity, return on beginning equity, revenue growth and earnings growth.

    MAXIMUM AWARD. The maximum award payment that may be made with respect to any Performance Share Award is 100,000 shares, subject to adjustment to give effect to adjustments in the Common Stock or changes in the corporate structure of the Company.

    PAYMENT. Before any payment or delivery of Common Stock is made under the plan to any participant who is a person referred to in Section 162(m) of the Code, the Committee must certify that the Performance Goals established with respect to the award have been achieved. Award payments are made in Common Stock, although a participant may defer award compensation into Common Stock units in accordance with the Officer Deferred Plan.

    CHANGE OF CONTROL. In the event of a threatened or actual change of control of the Company (as defined in the Long-Term Plan), Performance Shares that have been awarded but have not yet vested will vest and become immediately payable.

    MISCELLANEOUS. Neither Performance Shares nor Performance Share Awards may be transferred. A participant may receive payment pursuant to a Performance Share Award only while an employee and only if continuously employed since the date the award was granted, except that in the event of death, disability or retirement, shares of Common Stock will be delivered with respect to an award if otherwise earned, subject to proration to reflect the portion of the applicable Award Term completed at the date of death, disability or retirement.

    SHARES AUTHORIZED. The number of shares of Common Stock authorized for issuance under the Long-Term Plan is 500,000, subject to adjustment in the event of stock splits, recapitalization or other similar changes affecting the Common Stock.

                               NEW PLAN BENEFITS

    The benefits or amounts that will be received by or allocated to the Chief Executive Officer, the named executive officers as a group and officers who are not executive officers under the Annual Plan and the Long-Term Plan are not presently determinable because award payments, if any, will be dependent upon Company performance, participants will change from year to year and neither plan has a fixed termination date.

    The following table reflects estimated award payments that would be paid with respect to a fiscal year if Performance Goals were achieved at target levels. Amounts shown for the Annual Plan reflect Target Payouts that may be made with respect to Fiscal 1999 if Performance Goals are achieved at target levels. Actual payments and share values could be higher (up to 200% of the amounts shown) or lower (including none). Amounts shown for the Long-Term Plan reflect Performance Share Awards that have been granted with respect to the three year period of Fiscal 1999 to 2001, subject to stockholder approval. The number of Performance Shares shown is the number of shares of Common Stock that would be issued if Performance Goals are achieved at target levels. The actual number of shares issued could be higher (up to twice the number shown) or lower (including none). This table does not include one year and two year awards granted with respect to Fiscal 1999 and Fiscal 1999 to 2000 because those grants were made as a transition into the three year award cycle to replace awards canceled under the Continuous Performance Award Plan and are, therefore, atypical.

    Directors who are not executive officers and employees of the Company do not receive benefits under either plan and are not shown in the table. The Compensation Committee may in its discretion amend both the Annual Plan and Long-Term Plan so that the allocation of benefits may be altered and costs may be increased.

                                               ANNUAL MANAGEMENT INCENTIVE
                                                         PLAN II                 PERFORMANCE SHARE PLAN
                                               ----------------------------   -----------------------------
                                               TARGET DOLLAR   TARGET VALUE   TARGET DOLLAR   TARGET NUMBER
NAME AND POSITION                                VALUE ($)     OF SHARES(1)   VALUE ($)(2)      OF SHARES
---------------------------------------------  -------------   ------------   -------------   -------------
Kendrick B. Melrose
  Chairman and Chief Executive Officer          $  371,700       $ 92,925      $  523,698        21,000

J. David McIntosh
  Executive Vice President, Professional
  Business and International                    $  141,750       $ 35,438      $  174,566         7,000

Charles B. Lounsbury(3)
  Former Group Vice President                            0              0               0             0

Richard W. Parod
  U.S. Irrigation Vice President and
  General Manager                               $   83,155       $ 20,789      $   77,308         3,100

J. Lawrence McIntyre
  Vice President, Secretary and
  General Counsel                               $   98,422       $ 24,606      $  114,715         4,600

Michael J. Hoffman
  Vice President General Manager
  Commercial Business                           $   79,800       $ 19,950      $   77,308         3,100

Executive Group                                 $1,195,200       $298,800      $  471,328        18,900

Non-Executive Officer Group                     $  147,211       $ 36,802      $  102,246         4,100

Total Executive Group and Non-Executive
  Officer Group (12 persons)                    $1,342,411       $335,602      $1,541,169        61,800

------------------------

(1) The number of Matching Shares or Units that may be awarded in connection with a Stock Retention Award, if exercised, is presently not determinable. The amount shown reflects the dollar value of Matching Shares or Units that could be awarded if Performance Goals are achieved at the Target Payout level.

(2) The dollar value of shares of Common Stock that may be issued in connection with a Performance Share Award is not presently determinable. The amount shown reflects the market value of the number of shares shown at the November 18, 1998 date of grant of Performance Shares for the three year performance period of Fiscal 1999 to 2001.

(3) Mr. Lounsbury is no longer an officer of the Company.

                                 PROPOSAL FOUR
                       SELECTION OF INDEPENDENT AUDITORS

    KPMG Peat Marwick LLP has served as independent auditors to the Company for many years. The Audit Committee of the Board of Directors has again selected KPMG Peat Marwick LLP to serve as independent auditors for Fiscal 1999. Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG Peat Marwick LLP for stockholder approval at the meeting.

    A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to appropriate questions.

    If the stockholders do not approve the selection of KPMG Peat Marwick LLP, the Board of Directors will reconsider its selection.

                               OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    The 2000 Annual Meeting of Stockholders is expected to be held on March 23, 2000. If you wish to make a proposal to be included in the Company's Proxy Statement for the 2000 Annual Meeting, you must assure that the proposal is received by the Secretary of the Company no later than the close of business on October 8, 1999, unless the date of the meeting is delayed by more than 30 calendar days.

    If you wish to nominate a candidate for election to the Board of Directors or propose other business at an annual meeting, you must give complete and timely written notice to the Secretary of the Company, in accordance with the Company's Bylaws. The deadline for the 2000 Annual Meeting is not later than December 22, 1999 nor earlier than November 7, 1999, unless the date of the meeting is advanced by more than 30 days or delayed by more than 60 days. If you would like a copy of Toro's Bylaws, you may write to Toro's Assistant Corporate Secretary. If a proposal is not timely and properly made in accordance with the procedures set forth in the Bylaws, it will be defective and will not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.

ANNUAL REPORT

    The Annual Report of the Company for Fiscal 1998 (the fiscal year ended October 31, 1998) including financial statements is enclosed.

COST AND METHOD OF SOLICITATION

    The Company will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to beneficial owners of the Common Stock. The Company will reimburse them for reasonable out-of-pocket expenses. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for such services other than regular employee compensation, may solicit proxies by telephone, electronic transmission and personally. The Company has retained Morrow & Co., for an estimated fee of $5,000 plus out-of-pocket costs and expenses, to assist in distributing proxy materials and in making mail, telephone and personal solicitation of proxies.

OTHER MATTERS

    The Company's management knows of no other matters that may come before the Annual Meeting. However, if matters other than those referred to above should properly come before the Annual Meeting, the persons named on the enclosed proxy card intend to vote such proxy in accordance with their best judgment.

Dated: February 5, 1999                       BY ORDER OF THE BOARD OF DIRECTORS

                                                        [SIG]
                                                   J. LAWRENCE MCINTYRE

                                              Vice President, Secretary and
                                                     General Counsel

                                                                       EXHIBIT A

                                THE TORO COMPANY
                      ANNUAL MANAGEMENT INCENTIVE PLAN II

  1. PLAN PURPOSE. The purpose of The Toro Company Annual Management Incentive Plan II (the "Plan") is to enhance stockholder value of The Toro Company (the "Company") by providing an annual incentive to reinforce achievement of the Company's performance goals ("Performance Goals"); to link a significant portion of a participating officer's annual compensation to the achievement by the Company, and in certain cases, a division or individual, of Performance Goals; to attract, motivate and retain officers on a competitive basis by making awards based on annual achievement of Performance Goals ("Annual Performance Awards"); and to encourage selected officers to acquire and retain shares of the Common Stock, par value $1.00 per share, and related Preferred Share Purchase Rights of the Company ("Common Stock").

  2. ELIGIBILITY AND PARTICIPATION. Within the first 90 days of each fiscal year, or before the first 25% of a shorter performance period has elapsed, the Compensation Committee (the "Committee") shall select as recipients of Annual Performance Awards ("Plan Participants") those officers of the Company who, through their position or performance, can have a significant, positive impact on the Company's financial results. Plan Participants are designated to participate in the Plan for one fiscal year, but may be renominated and selected again. Newly-hired and newly-promoted officers may be selected as Plan Participants after the first 90 days of a fiscal year subject to the provisions of this paragraph and subparagraph 4.a. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor provisions under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

  3. AWARD AMOUNTS.

         a. TARGET PAYOUT. The target amount that may be paid with respect to an Annual Performance Award (the "Target Payout") shall be determined by the Committee and shall be based on a percentage of a Plan Participant's actual annual base salary at the time of grant ("Participation Factor"), within the range established by this subparagraph and subject to adjustment as provided in the last sentence of this subparagraph. The Participation Factors, which are intended to reflect a Plan Participant's level of responsibility, are up to 60% for the Chairman and Chief Executive Officer, up to 55% for the President and Chief Operating Officer if one should be elected, up to 50% for other elected officers and up to 45% for other officers. The Chief Executive Officer may approve modifications to the foregoing Participation Factors for any participant who is not a person referred to in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the regulations thereunder ("Section 162(m)"), if such modification is based on level of responsibility. The Committee may establish curves, matrices or other measurements for prorating the amount of payouts for achievement of Performance Goals at less than the Target Payout.

         b. MAXIMUM PAYOUT. The Committee may also establish a maximum potential payout amount (the "Maximum Payout") with respect to an Annual Performance Award of up to 200% of the Target Payout in the event Performance Goal targets are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves, matrices or other measurements for prorating the amount of payouts for achievement of Performance Goals at greater than the Target Payout but less than the Maximum Payout.

         c. DIVISION PAYOUT. At the time an Annual Performance Award is made, the Committee may establish supplemental division-specific Performance Goals ("Supplemental Division Performance Goals") and may provide that achievement of a Supplemental Division Performance Goal at or above an established target level shall be required in order to earn a Target Payout or Maximum Payout. The Committee shall also have the discretion to reduce by an amount up to 20% the amount that would otherwise be paid under the division payout formula to a division vice president or general manager based on the Committee's evaluation of the quality of division performance.

         d. STRATEGIC PERFORMANCE MEASURE PAYOUT. At the time an Annual Performance Award is made, the Committee may increase the Target Payout and the Maximum Payout (as either may be prorated in accordance with subparagraphs 3.a. and 3.b.) by up to 20% but to not more than 200% of the Target Payout, for selected Plan Participants ("Strategic Performance Participants"), to reflect individual strategic performance measures ("SPM Performance Goals") established at that time by the Committee. The Committee shall have the discretion to reduce by an amount up to 20% the amount that would otherwise be paid under the payout formula to a Strategic Performance Participant based on the Committee's evaluation of the individual's achievement of the SPM Performance Goal.

         e. SECTION 162(m) MAXIMUM. With respect to any Plan Participant who is or may become a person referred to in Section 162(m), the maximum dollar amount that may be paid under an Annual Performance Award shall be set at the time the Committee grants the award and establishes Performance Goals under the award.

  4. PERFORMANCE GOALS.

         a. ESTABLISHMENT. An award payment under an Annual Performance Award shall be made to a Plan Participant only if the Company, a division and/or the individual participant achieves Performance Goals established by the Committee in writing not later than 90 days after the commencement of the fiscal year to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

         b. PERFORMANCE GOAL CRITERIA. Performance Goals to be established under subparagraph 4.a. shall be based on earnings per share (EPS), return on average net assets (ROANA), average net asset dollar level, division profit adjustment, division controllable profit contribution, division average asset dollars, return on equity, revenue growth, earnings growth or economic value added. Supplemental Division Performance Goals for division participants that may be established under subparagraph 4.a. may be based on any of the foregoing and/or on division specific operating performance goals including revenue growth, sustained earnings, product warranty experience, product recalls or inventory levels. SPM Performance Goals that may be established under subparagraph 4.a. may be based on quantitative or qualitative factors, and may include, but are not limited to, aggressive revenue growth, sustaining earnings initiative, warranty experience, product recalls, field inventory, or acquisition experience, customer satisfaction (determined by such measurements as product quality, warranty, on-time delivery, fill rate, after-market service or customer satisfaction survey results), inventory reduction and inventory turnover. Each Performance Goal is to be specifically defined by the Committee on a Company, division or individual basis and/or in comparison with peer group performance.

  5. DISCRETION TO DECREASE AWARD PAYMENT. With respect to any Plan Participant who is a person referred to in Section 162(m), the Committee shall have the discretion to decrease an award payment under an Annual Performance Award, but may not under any circumstances increase such amount.

  6. MAXIMUM AWARD PAYMENT. Notwithstanding any other provision of this Plan, the maximum dollar amount a Plan Participant may be paid under an Annual Performance Award, whether in cash or Common Stock or Common Stock units, with respect to any fiscal year is $1,500,000. The Committee may, in its discretion, decrease this maximum, but may not, under any circumstances, increase this maximum.

  7. PAYMENTS. Before any payment is made under the Plan, the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to an Annual Performance Award have been achieved. To the extent necessary with respect to any fiscal year, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established, or any Board-approved extraordinary or non-recurring event or item.

  8. STOCK RETENTION PROVISIONS.

         a. ELIGIBILITY FOR STOCK RETENTION AWARD. Subject to the terms and conditions of this paragraph 8 (the "Stock Retention Provisions"), at the time the Committee selects Plan Participants, the Committee may grant to selected Plan Participants ("Stock Participants") a right (a "Stock Retention Award") to elect (i) to convert to shares of Common Stock or (ii) to defer, through The Toro Company Deferred Compensation Plan for Officers (the "Officer Deferred Plan"), into units having a value based on shares of Common Stock, up to 50% of the amount of an award payment under an Annual Performance Award ("Base Cash Award") and to receive additional incentive compensation in the form of one additional share or unit of Common Stock for every two shares or units acquired upon conversion up to the limit of 50% of the Base Cash Award (the "Matching Shares" or "Matching Units"). The shares or units acquired upon conversion of all or a portion of the Base Cash Award shall be retained by the Company (which shall be called the "Agent" for purposes of the Stock Retention Provisions) during the vesting periods for the Matching Shares or Units described in subparagraph 8.e. Shares of Common Stock issued under the Stock Retention Provisions shall be called "Retained Shares" and units of Common Stock deferred under the Officer Deferred Plan shall be called "Retained Units" under this paragraph 8.

         b. NUMBER OF SHARES OR UNITS. The number of Retained Shares or Retained Units to be issued or credited upon conversion of a Base Cash Award under a Stock Retention Award election shall be equal to the dollar amount of the portion of the Base Cash Award subject to the election, divided by the fair market value of the Common Stock on the date that the Committee makes the certification required under paragraph 7 of this Plan. Fair market value shall be the closing price of one share of Common Stock, as reported in THE WALL STREET JOURNAL. Retained Shares shall be issued in whole shares only and cash shall be paid for fractional shares.

         c. ELECTION TO EXERCISE STOCK RETENTION AWARD.

             i. On or before the December 31 immediately preceding the end of the fiscal year to which a Stock Retention Award relates, a Stock Participant who wishes to convert a portion of a Base Cash Award into deferred compensation Retained Units shall notify the Company in writing that he or she has elected to participate in the Stock Retention

                Provisions and shall specify the percentage of the Base Cash Award to be converted, except as otherwise provided in the Officer Deferred Plan with respect to the year in which that plan is first implemented or materially amended or the first year in which a Stock Participant becomes eligible to participate in the Stock Retention Provisions.

             ii. On or before the September 15 immediately prior to the last day of the fiscal year to which a Stock Retention Award relates, a Stock Participant who has not elected to convert the maximum permissible portion of the Base Cash Award into Retained Units and who wishes to convert up to the maximum permissible portion of the Base Cash Award into Retained Shares shall notify the Company in writing that he or she has elected to participate in the Stock Retention Provisions and shall specify the percentage of the Base Cash Award to be converted.

            iii. An election to participate is effective only for the fiscal year to which the Stock Retention Award relates.

             iv. A Stock Participant who terminates employment, dies, retires at or after age 65, elects early retirement at or after age 55 or becomes permanently disabled and unable to work during the fiscal year to which a Stock Retention Award relates shall not be eligible to participate in the Stock Retention Provisions for that fiscal year, and any Stock Retention Award for that year and any election made by the Stock Participant shall be canceled automatically as of the date of any such event.

         d. MATCHING SHARES OR UNITS. As soon as practical following the conversion of a Base Cash Award to Retained Shares or Retained Units, the Company shall issue one Matching Share or credit one Matching Unit for each two Retained Shares or Units acquired (up to the limit of 50% of the Base Cash Award) (the "Restricted Shares" or "Restricted Units"). Restricted Shares shall be held by the Agent for the Stock Participant's account. Restricted Shares shall be issued in whole shares only and cash shall be paid for fractional shares.

         e. VESTING, DELIVERY AND DISTRIBUTION.

             i. Vesting. Restricted Shares and Restricted Units held or credited by the Company shall be forfeitable until they vest and shall vest in increments of 25% of the total number of such Restricted Shares or Units at the end of each of the second, third, fourth and fifth years after the date such Restricted Shares or Units are issued or credited, provided that such Restricted Shares or Units shall vest only if the Stock Participant's Retained Shares or Units have been left on deposit with the Agent through the requisite two, three, four and five year periods and all other requirements of the Plan have been met, except as may otherwise be provided in subparagraph 8.f.

             ii. Delivery.

                A. Retained Shares and Restricted Shares will be delivered as soon as possible after the applicable vesting requirements (including accelerated vesting under subparagraph 8.f.) have been fulfilled. In the event vesting requirements are not fulfilled, Retained Shares will be returned to a Stock Participant as soon as possible.

                 B. Retained Units and Restricted Units that have vested will be distributed to a Stock Participant consistent with a Stock Participant's distribution election properly made in accordance with the provisions of the Officer Deferred Plan.

            iii. Retained Shares and Retained Units are fully vested at the time of issuance or crediting.

         f. VESTING AND CANCELLATION UNDER SPECIAL CONDITIONS.

              i. Retirement or Disability. Notwithstanding the foregoing, all
                 Restricted Shares or Units held in a Stock Participant's account shall vest in full if the participant retires on or after age 65 or becomes permanently disabled and unable to work while a Stock Participant under the Plan. Notwithstanding the foregoing, if within one year after such retirement the Stock Participant is employed or retained by a company that competes with the business of the Company, or such individual violates any confidentiality agreement with the Company, the Company may demand return of the economic value of the Restricted Shares or Units which vested early under this subparagraph.

              ii. Early Retirement. Restricted Units held in the account of a
                  Stock Participant who retires at or after age 55, but before age 65, shall vest or be forfeited in accordance with the provisions of the Officer Deferred Plan. A Stock Participant who retires at or after age 55, but before age 65, may elect to leave Retained Shares on deposit until the participant reaches age 65 or until the applicable vesting requirements of subparagraph 8.e. have been fulfilled, as the case may be, and Restricted Shares shall vest upon the occurrence of the earlier of such event. Notwithstanding the foregoing, if within one year after such early retirement the Stock Participant is employed or retained by a company that competes with the business of the Company, or such individual violates any confidentiality agreement with the Company, the Company may demand return of the economic value of the Restricted Shares which vested after the date of early retirement under this subparagraph.

             iii. Early Withdrawal. In the event that a Stock Participant elects to withdraw Retained Shares or Units from the account prior to age 65, but before the applicable vesting requirements have been fulfilled, Restricted Shares or Units held in such participant's account that have not vested shall not vest and shall be forfeited.

              iv. Death. In the event of the death of a Stock Participant before the applicable vesting requirements have been fulfilled, the Restricted Shares or Units shall vest in full.

               v. Voluntary Resignation. In the event that a Stock Participant resigns voluntarily, Restricted Shares or Units held in such participant's account that have not yet vested shall not vest and shall be forfeited, unless otherwise determined by the Chairman of the Committee, in his or her discretion, upon recommendation by the Chief Executive Officer of the Company.

              vi. Change of Control. All Restricted Shares and Restricted Units
                  shall vest if there is a Change of Control of the Company. A Change of Control means the earliest to occur of (A) a public announcement that a Person shall have acquired or obtained the right to acquire Beneficial Ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) of 15% or more of the outstanding shares of Common Stock of the Company, (B) the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the Beneficial Ownership by a Person of 15% or more of the outstanding shares of Common Stock of the Company or (C) the occurrence of a tender offer, exchange offer, merger, consolidation, sale of assets or earning power, or contested election or any combination thereof, that causes or would cause the persons who were directors of the Company immediately before such Change of Control to cease to constitute a majority of the Board of Directors of the Company or any parent of or successor to the Company.

                 For purposes of this subparagraph 8.f.vi., Person means any individual, corporation, partnership, trust, other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding the Company, a subsidiary of the Company, any employee benefit plan of the Company or any subsidiary or any entity holding shares of Common Stock for or pursuant to the terms of any such plan). For purposes of this subparagraph, Beneficial Ownership includes securities beneficially owned, directly or indirectly, by a Person and such Person's affiliates and associates, as defined under Rule 12b-2 under the Exchange Act, and securities which such Person and its affiliates and associates have the right to acquire or the right to vote, or by any other Person with which such Person or any of such Person's affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of Common Stock, as more fully described in The Toro Company Preferred Share Purchase Rights Plan dated as of May 20, 1998.

         g. TEMPORARY WITHDRAWAL FOR OPTION EXERCISE. A Stock Participant may temporarily withdraw all or a portion of Retained Shares held in the participant's account, but not Restricted Shares or Retained or Restricted Units, in order to exercise Company stock options, provided that an equal number of shares of Common Stock is promptly redeposited with the Agent after such exercise.

         h. DIVIDENDS AND VOTING. Dividends on Retained and Restricted Shares may at the election of the Stock Participant be paid to such participant or reinvested under the Company's dividend reinvestment plan as then in effect. Dividends on Retained and Restricted Units shall be credited under the Officer Deferred Plan, in additional units based on the fair market value of one share of the Common Stock on the record date for payment of dividends. A Stock Participant shall have the right to vote Retained and Restricted Shares.

         i. MAXIMUM SHARES SUBJECT TO STOCK RETENTION AWARDS. Subject to the provisions of this subparagraph and paragraph 6 hereof, the number of shares of Common Stock reserved and available for issuance pursuant to Stock Retention Awards under the Plan is 100,000. Shares of Common Stock that may be issued hereunder may be authorized but unissued shares, reacquired or treasury shares or outstanding shares acquired in the market or from private sources or a combination thereof. Appropriate adjustments in the number of shares of Common Stock that may be available for such purposes under the Plan may be made by the Committee in its discretion to give effect to adjustments made in the number of shares of Common Stock of the Company through any merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or similar change in the corporate structure of the Company affecting the Common Stock, or a sale by the Company of all or part of its assets or any distribution to stockholders other than a normal cash dividend.

  9. NON-TRANSFERABILITY. Neither Annual Performance Awards, Stock Retention Awards, Retained Shares, Restricted Shares, Retained Units, Restricted Units nor any interest in any one of such awards or shares or units or benefits may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, so long as the Retained and Restricted Shares are held by the Agent or the Retained and Restricted Units have not been distributed in accordance with the Officer Deferred Plan, and any sale, pledge, assignment or other attempted transfer shall be null and void.

 10. ADMINISTRATION. The Committee shall have the authority to administer the Plan; establish policies under the Plan; amend the Plan, subject to the provisions of paragraph 12; interpret provisions of the Plan; select Plan Participants and Stock Participants; establish Performance Goals; make Annual Performance Awards and Stock Retention Awards; or terminate the Plan, in its sole discretion. The Committee may delegate certain of these activities and all decisions not required to be exercised by it under Section 162(m) or Section 16 of the Exchange Act, as it solely determines. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders, Plan Participants and Stock Participants.

 11. GOVERNING LAW. The Plan, awards granted under the Plan, agreements entered into under the Plan, Retained or Restricted Shares and Retained or Restricted Units shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, without giving effect to principles of conflicts of laws.

 12. PLAN AMENDMENT AND TERMINATION. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Plan Participants, provided that no amendment to the Plan shall be effective that would increase the maximum amount payable under paragraph 6 to a Plan Participant who is a person referred to in Section 162(m); that would change the Performance Goal criteria applicable to a Plan Participant who is a person referred to in Section 162(m) for payment of awards stated under paragraph 4; or that would modify the requirements as to eligibility for participation under paragraph 2, unless the stockholders of the Company shall have approved such change in accordance with the requirements of
     Section 162(m). Notwithstanding the foregoing, no amendment, modification or termination that would affect benefits accrued under this Plan prior to such amendment, modification or termination may occur after a Change of Control, as defined in subparagraph 8.f.vi., without the written consent of a majority of the Plan Participants determined as of the day before such Change of Control.

 13. EFFECTIVE DATE OF THE PLAN AND AMENDMENTS. The Plan first became effective on November 1, 1995. Any amendment to the Plan shall be effective on the date established by the Committee, subject to stockholder approval, if required under the provisions of paragraph 12.

    As amended by the Compensation Committee and Board of Directors on November 18, 1998, subject to stockholder approval on March 24, 1999.

                                                                       EXHIBIT B

                                THE TORO COMPANY
                             PERFORMANCE SHARE PLAN

  1. PURPOSE. The purpose of the Toro Company Performance Company Performance Share Plan (the "Plan") is to enhance long-term stockholder value of The Toro Company (the "Company"), by reinforcing the incentives of key executives to achieve long-term performance goals of the Company; to link a significant portion of a participant's compensation to the achievement by the Company of performance goals and to the value of the Company's Common Stock, par value $1.00 per share, and related Preferred Share Purchase Rights ("Common Stock"); and to attract and motivate executives and to encourage their continued employment on a competitive basis. The purposes of the Plan are to be achieved by the grant of Performance Share Awards.

  2. ELIGIBILITY AND PARTICIPATION. Key employees of the Company who, through their position or performance, can have a significant, positive impact on the Company's financial results, shall be eligible to participate in the Plan. The Compensation Committee (the "Committee") shall select recipients of Performance Shares ("Plan Participants"). Newly-hired and newly-promoted executives may be selected as Plan Participants subject to the provisions of subparagraph 3.c.(ii), if applicable.

  3. PERFORMANCE SHARE AWARDS.

     a. PERFORMANCE SHARE DEFINED. A Performance Share is a right to receive shares of Common Stock or Common Stock units, contingent on the achievement of performance goals of the Company during a three period, except that a shorter period may be established for new participants and for awards granted at the time the Plan is adopted (the "Award Term"). A Performance Share Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

     b. VESTING. Performance Shares shall be subject to forfeiture until they vest and shall vest only after the conclusion of the Award Term, and only if the Committee makes the certification required by subparagraph 3.c.(iii), except as may otherwise be provided in subparagraph 3.e.

     c. SECTION 162(m) CONDITIONS. Performance Share Awards may be designated as "performance-based compensation" as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        (i) PERFORMANCE GOALS. The Performance Goal criteria ("Performance Goals") that may be used by the Committee for Performance Shares shall include one or more of the following, as selected by the
            Committee: cumulative earnings, cumulative earnings per share, profit after tax, net income, return on invested capital, invested capital dollars, earnings per share, average net assets, after-tax interest expense, return on average net assets, return on equity, return on beginning equity, revenue growth and earnings growth.

        (ii) ESTABLISHMENT OF PERFORMANCE GOALS. Performance Share Awards designated "performance-based compensation" shall be granted, and Performance Goals shall be established, by the Committee in writing not later than 90 days after the commencement of the period of service to which the Performance Goal relates, or such other period required under Section 162(m) of the Code, provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

       (iii) SECTION 162(m) MAXIMUM AWARD PAYMENT. With respect to a Performance Share Award that is designated "performance-based compensation" for purposes of Section 162(m), the maximum number of shares that may be issued under the award shall be set at the time the Committee grants the award and establishes Performance Goals under the award. Notwithstanding any other provision of this Plan, the maximum number of Performance Shares that may be granted to a Plan Participant with respect to any Award Term is 100,000, subject to adjustment as provided in paragraph 4.

        (iv) CERTIFICATION OF PAYMENT. Before any payment or delivery of shares of Common Stock is made under the Plan to any Participant who is a person referred to in Section 162(m), the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to a Performance Share Award have been achieved. To the extent necessary with respect to any fiscal year, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established or any Board-approved extraordinary or non-recurring event or item. With respect to any Plan Participant who is a person referred to in Section 162(m), the Committee shall have the discretion to decrease an award payment under a Performance Share Award, but may not under any circumstances increase such amount.

     d. DELIVERY. Certificates for shares of Common Stock in the number of Performance Shares that vest under an award will be delivered as soon as possible after the applicable vesting requirements (including accelerated vesting under subparagraph 3.e.) have been fulfilled, except that if a Plan Participant has properly elected to defer income that may be attributable to an award under a Company deferred compensation plan, Common Stock units will be credited to the Plan Participant's account thereunder. In the event vesting requirements are not fulfilled, Performance Shares shall be canceled and have no value.

     e. VESTING AND CANCELLATION UNDER SPECIAL CIRCUMSTANCES.

        (i) RETIREMENT, DEATH OR DISABILITY. If a Plan Participant retires on or after age 65 or dies or becomes permanently disabled and unable to work, shares of Common Stock shall be delivered with respect to the participant's Performance Share Award only if otherwise earned and only with respect to the portion of the applicable Award Term completed at the date of such event (based on a 360 day year and expressed as a percentage). Such shares shall be delivered only after the conclusion of the Award Term in accordance with the provisions of subparagraphs 3.b., 3.c. and 3.d. of the Plan.

        (ii) VOLUNTARY RESIGNATION AND EARLY RETIREMENT. In the event that a Participant resigns voluntarily or retires before age 65, Performance Shares in such participant's name that have not yet vested shall not vest and shall be canceled.

       (iii) CHANGE OF CONTROL. Notwithstanding the provisions of subparagraphs 3.b. and 3.c., all Performance Shares that have not yet vested shall vest and become immediately payable if there is a change of control of the Company. A Change of Control means the earliest to occur of (A) a public announcement that a Person shall have acquired or obtained the right to acquire Beneficial Ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) of 15% or more of the outstanding shares of Common Stock of the Company, (B) the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the Beneficial Ownership by a Person of 15% or more of the outstanding shares of Common Stock of the Company or (C) the occurrence of a tender offer, exchange offer, merger, consolidation, sale of assets or earning power, or contested election or any combination thereof, that causes or would cause the persons who were directors of the Company immediately before such Change of Control to cease to constitute a majority of the Board of Directors of the Company or any parent of or successor to the Company.

            For purposes of this subparagraph 3.e.(iii), Person means any individual, corporation, partnership, trust, other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
            Act) (excluding the Company, a subsidiary of the Company, any employee benefit plan of the Company or any subsidiary or any entity holding shares of Common Stock for or pursuant to the terms of any such plan). For purposes of this subparagraph, Beneficial Ownership includes securities beneficially owned, directly or indirectly, by a Person and such Person's affiliates and associates, as defined under Rule 12b-2 under the Exchange Act, and securities which such Person and its affiliates and associates have the right to acquire or the right to vote, or by any other Person with which such Person or any of such Person's affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of Common Stock, as more fully described in The Toro Company Preferred Share Purchase Rights Plan dated as of May 20, 1998.

     f. DIVIDENDS AND VOTING. A Plan Participant shall have no rights as a stockholder with respect to Performance Shares unless and until Common Stock or Common Stock units are issued in settlement of the award. Except as expressly provided in the Plan, no adjustments shall be made for dividends or other rights for which the record date is prior to issuance of the Common Stock or crediting of Common Stock units.

     g. NON-TRANSFERABILITY. Neither Performance Shares nor Performance Share Awards nor any interest in any one of such awards or shares may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, so long as the Performance Shares have not vested and shares of Common Stock have not been distributed in accordance with the Plan, and any sale, pledge, assignment or other attempted transfer shall be null and void. A Plan Participant may receive payment under a Performance Share Award only while an employee of the Company and only if continuously employed from the date the award was granted, except as may otherwise be provided in subparagraph 3.e.

  4. MAXIMUM SHARES SUBJECT TO PERFORMANCE SHARE AWARDS. Subject to the provisions of subparagraph 4.a., the number of shares of Common Stock reserved and available for issuance pursuant to Performance Share Awards under the Plan is 500,000. Shares of Common Stock that may be issued hereunder may be authorized but unissued shares, reacquired or treasury shares or outstanding shares acquired in the market or from private sources or a combination thereof.

     a. ADJUSTMENTS. Appropriate adjustments in (i) the number or kind of Performance Shares previously granted or (ii) the maximum number of shares of Common Stock or number or kind of securities that may be subject to Performance Share Awards or otherwise available for the purposes of the Plan may be made by the Committee in its discretion to give effect to adjustments made in the number of shares of Common Stock of the Company or other security through any merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or similar change in the corporate structure of the Company affecting the Common Stock, or a sale by the Company of all or part of its assets or any distribution to stockholders other than a normal cash dividend.

  5. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have the authority to administer the Plan; establish policies under the Plan; amend the Plan, subject to the provisions of paragraph 8; interpret provisions of the Plan; select Plan Participants; establish Performance Goals; make Performance Share Awards; or terminate the Plan, in its sole discretion. The Committee may delegate administrative duties and all decisions not required to be exercised by it under Section 162(m) or Section 16 of the Exchange Act, as it solely determines, including to

     Company officers. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders and Plan Participants.

  6. TAX WITHHOLDING. The Company shall have the right to deduct from any settlement made under the Plan or to require the Participant to pay the amount of any federal, state or local taxes of any kind required by law to be withheld with respect to the grant, vesting, payment or settlement of an award under this Plan, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is withheld or surrendered to satisfy tax withholding, such stock shall be valued at its fair market value as of the date it is withheld or surrendered. The Company may also deduct from any award settlement any other amounts due the Company by the Plan Participant.

  7. GOVERNING LAW. The Plan, awards granted under the Plan, agreements entered into under the Plan and Performance Shares shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, without giving effect to principles of conflicts of laws.

  8. PLAN AMENDMENT AND TERMINATION. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Plan Participants, provided that no amendment to the Plan shall be effective that would increase the maximum number of Performance Shares that may be granted under subparagraph 3.c.(iii) to a Participant who is a person referred to in Section 162(m); that would change the Performance Goal criteria applicable to a Participant who is a person referred to in
     Section 162(m) for payment of awards as set forth in subparagraph 3.c.(i); or that would modify the requirements as to eligibility for participation under paragraph 2, unless the stockholders of the Company shall have approved such change in accordance with the requirements of Section 162(m). No amendment, modification or termination of the Plan may adversely affect in a material manner any right of any Plan Participant with respect to any Performance Share Award theretofore granted without such participant's written consent.

  9. EFFECTIVE DATE OF THE PLAN AND AMENDMENTS. The Plan shall first become effective on November 18, 1998, subject to stockholder approval. Any amendment to the Plan shall be effective on the date established by the Committee, subject to stockholder approval, if required under the provisions of paragraph 8.

    As adopted by the Compensation Committee and Board of Directors, to be effective as of November 18, 1998, subject to stockholder approval on March 24, 1999.

THE TORO COMPANY
8111 LYNDALE AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55420-1196

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints K. B. Melrose and J. L. McIntyre, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of The Toro Company to be held in the corporate offices of The Toro Company, 8111 Lyndale Avenue South, Bloomington, Minnesota on the 24th day of March, 1999 at 3:00 p.m. C.S.T. and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposals as set forth in the Proxy Statement, and in their discretion upon any other matters that may properly come before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS EXCEPT THAT SHARES HELD IN EMPLOYEE BENEFIT PLANS FOR WHICH A PROXY IS NOT RECEIVED WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS VOTES ACTUALLY CAST BY PLAN PARTICIPANTS. THE TABULATOR CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS PROXY CARD.

                                                              ----------------
                                                              SEE REVERSE SIDE
                                                              ----------------

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.


1.  Election of Directors   /  / FOR all nominees listed below             /  / WITHHOLD AUTHORITY
                                 (except as marked to the contrary below)


         Ronald O. Baukol       Alex A. Meyer       Dale R. Olseth

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL
               NOMINEES, STRIKE A LINE THROUGH THE NOMINEE'S NAME).


2.  Approval of Amendment of Annual Management Incentive Plan II     FOR /  /   AGAINST /  /  ABSTAIN /  /

3.  Approval of Adoption of The Toro Company Performance Share Plan  FOR /  /   AGAINST /  /  ABSTAIN /  /

4.  Approval of Selection of Independent Auditors                    FOR /  /   AGAINST /  /  ABSTAIN /  /


5. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

                                       ---------------------------------------

                                       ---------------------------------------
                                       SIGNATURE(S)                       DATE

                                           This Proxy Card must be Signed
                                           Exactly as Name Appears Thereon

                                       When shares are held by joint tenants,
                                       both should sign.  When signing as
                                       attorney, executor, administrator,
                                       trustee or guardian, please give full
                                       Title as such.  If a corporation,
                                       please sign in full corporate name by
                                       president or other authorized officer.
                                       If a partnership, please sign in
                                       partnership name by authorized person.

                                       PLEASE MARK, SIGN, DATE AND RETURN THE
                                       PROXY CARD USING THE ENCLOSED ENVELOPE.